Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2013

MILWAUKEE, Jan. 24, 2013/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its second fiscal quarter ended December 30, 2012.

Highlights:

•	Second quarter fiscal 2013 consolidated net sales were $439.1 million, or 2.0% lower than the second quarter of fiscal 2012.

•	Fiscal 2013 second quarter consolidated net income excluding restructuring charges was $3.7 million, or $1.0 million higher than the net income of $2.7 million in the second quarter of fiscal 2012.

•	The Company's restructuring program started in fiscal 2012 achieved pre-tax savings of $19.1 million during the first six months of fiscal 2013.

•	The Company recorded pre-tax restructuring charges of $6.6 million ($4.3 million after tax or $0.09 per diluted share) during the three months ended December 30, 2012.

•	Completed the acquisition of Companhia Caetano Branco, of Brazil ("Branco"), further expanding the Company's geographic footprint in the developing region of Brazil.

“Sales of portable and standby generators in response to Hurricane Sandy were offset by lower sales of snow throwers and engines for snow throwers in the U.S. and a significantly weaker market for lawnmowers in Australia, our third largest market,” said Todd Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “Sales of lawnmower engines to our U.S. OEM customers continue to show growth over last year as dealers and retailers prepare for an anticipated improvement in this year's lawn & garden season after last year's drought in the U.S.” continued Teske. “We continue to be pleased with the execution and the financial impact of the cost reduction activities that we began last year which are positively impacting the results of both our engines and products businesses.”

Consolidated Results:

Consolidated net sales for the second quarter of fiscal 2013 were $439.1 million, a decrease of $8.9 million or 2.0% from the second quarter of fiscal 2012. Fiscal 2013 second quarter consolidated net loss including restructuring charges was $0.6 million, or $0.02 per diluted share. The second quarter of fiscal 2012 consolidated net income was $2.7 million, or $0.05 per diluted share.

Included in the consolidated net loss for the second quarter of fiscal 2013 were pre-tax charges of $6.6 million ($4.3 million after tax or $0.09 per diluted share) related to previously announced restructuring actions. After considering the impact of the restructuring charges, the adjusted consolidated net income for the second quarter of fiscal 2013 was $3.7 million or $0.07 per diluted share, which was $1.0 million or $0.02 per diluted share higher compared to the second quarter fiscal 2012 consolidated net income of $2.7 million or $0.05 per diluted share. There were no restructuring costs incurred in the second quarter of fiscal 2012; however, the Company did record a net tax benefit of $5.5 million in fiscal 2012 related to a reduction in tax reserves that did not recur in fiscal 2013.

For the first six months of fiscal 2013, consolidated net sales were $748.1 million, a decrease of $97.2 million or 11.5% when compared to the same period a year ago. The consolidated net loss for the first six months of fiscal 2013 was $17.2 million or $0.37 per diluted share. The consolidated net loss for the first six months of fiscal 2012 was $2.5 million or $0.05 per diluted share.

Included in the consolidated net loss for the first six months of fiscal 2013 were pre-tax charges of $11.8 million ($7.6 million after tax or $0.16 per diluted share) related to the aforementioned restructuring actions. After considering the impact of the restructuring charges, the adjusted consolidated net loss for the first six months of fiscal 2013 was $9.5 million or $0.21 per diluted share, which was a decrease of $7.0 million or $0.16 per diluted share compared to the first six months of fiscal 2012 consolidated net loss of $2.5 million or $0.05 per diluted share. There were no restructuring costs incurred in the first six months of fiscal 2012.

Engines Segment:

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
(In Thousands)	2012	2011	2012	2011
Engines Net Sales	$274,195	$286,099	$438,710	$489,477

Engines Gross Profit as Reported	$56,287	$49,352	$80,999	$86,235
Restructuring Charges	847	—	1,938	—
Adjusted Engines Gross Profit	$57,134	$49,352	$82,937	$86,235

Engines Gross Profit % as Reported	20.5%	17.2%	18.5%	17.6%
Adjusted Engines Gross Profit %	20.8%	17.2%	18.9%	17.6%

Engines Income (Loss) from Operations as Reported	$9,020	$2,302	$(8,484)	$(3,175)
Restructuring Charges	4,281	—	5,372	—
Adjusted Engines Income (Loss) from Operations	$13,301	$2,302	$(3,112)	$(3,175)

Engines Income (Loss) from Operations % as Reported	3.3%	0.8%	(1.9)%	(0.6)%
Adjusted Engines Income (Loss) from Operations %	4.9%	0.8%	(0.7)%	(0.6)%

Engines Segment fiscal 2013 second quarter net sales were $274.2 million, which was $11.9 million or 4.2% lower than the second quarter of fiscal 2012. This decrease in net sales was driven by reduced shipments of engines used on snow thrower equipment in the North American market and walk mowers in the Australian market. Sales were also impacted by an unfavorable mix of engines sold that reflected proportionately lower sales of large engines and reduced pricing as a result of lower year-over-year material costs.

The Engines Segment adjusted gross profit percentage for the second quarter of 2013 was 20.8%, which was 3.6% higher compared to the second quarter of fiscal 2012. The adjusted gross profit percentage was favorably impacted by 4.2% due to lower manufacturing costs, partially offset by the planned price decrease. The lower manufacturing costs resulted from start-up costs incurred in fiscal 2012 associated with launching our phase III emissions compliant engines, lower material costs and $2.5 million of cost savings as a result of restructuring actions initiated in fiscal 2012.

The Engines Segment engineering, selling, general and administrative expenses were $43.9 million in the second quarter of fiscal 2013, a decrease of $3.2 million from the second quarter of fiscal 2012 primarily due to lower compensation costs of $2.3 million as a result of the previously announced global salaried employee reduction and reduced selling expenses, partially offset by $0.7 million of increased pension expense compared to the same period last year.

Engines Segment net sales for the first six months of fiscal 2013 were $438.7 million, which was $50.8 million or 10.4% lower than the same period a year ago. This decrease in net sales was primarily driven by reduced shipments of engines used on snow thrower equipment in the North American market as well as lower sales to OEM customers in the Australian and Asian markets, an unfavorable mix of engines sold that reflected proportionately lower sales of large engines and unfavorable foreign exchange of $1.6 million.

The Engines Segment adjusted gross profit percentage for the first six months of 2013 was 18.9%, which was 1.3% higher compared to the first six months of fiscal 2012 due to lower manufacturing costs. The lower manufacturing costs improved gross margin by 1.1% due to $4.7 million of cost savings as a result of fiscal 2012 restructuring actions, 1.8% attributable to manufacturing cost improvements because of start-up costs incurred in fiscal 2012 associated with launching our phase III emissions compliant engines, partially offset by 1.6% due to the unfavorable absorption of fixed manufacturing costs as a result of a 6% reduction in engines built.

The Engines Segment engineering, selling, general and administrative expenses were $86.1 million in the first six months of fiscal 2013, or $3.3 million lower compared to the first six months of fiscal 2012 primarily due to lower compensation costs of $4.6 million as a result of the previously announced global salaried employee reduction and reduced selling costs in response to the softness in the global markets, partially offset by $2.1 million of increased pension expense compared to the same period last year.

Products Segment:

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
(In Thousands)	2012	2011	2012	2011
Products Net Sales	$197,494	$215,416	$370,791	$450,698

Products Gross Profit as Reported	$18,536	$26,819	$37,252	$54,429
Restructuring Charges	2,353	—	6,388	—
Adjusted Products Gross Profit	$20,889	$26,819	$43,640	$54,429

Products Gross Profit % as Reported	9.4%	12.4%	10.0%	12.1%
Adjusted Products Gross Profit %	10.6%	12.4%	11.8%	12.1%

Products Income (Loss) from Operations as Reported	$(6,832)	$577	$(11,588)	$2,870
Restructuring Charges	2,353	—	6,388	—
Adjusted Products Income (Loss) from Operations	$(4,479)	$577	$(5,200)	$2,870

Products Income (Loss) from Operations % as Reported	(3.5)%	0.3%	(3.1)%	0.6%
Adjusted Products Income (Loss) from Operations %	(2.3)%	0.3%	(1.4)%	0.6%

Products Segment fiscal 2013 second quarter net sales were $197.5 million, a decrease of $17.9 million or 8.3% from the second quarter of fiscal 2012. The decrease in net sales was primarily due to reduced sales of snow thrower equipment and related service parts due to the lack of meaningful snowfall in the U.S. and reduced sales of lawn and garden equipment as a result of unusually dry conditions in the North American and Australian markets. This decrease was partially offset by higher shipments of portable and standby generators due to Hurricane Sandy and slightly improved pricing on lawn and garden equipment sold in the North American market.

The Products Segment adjusted gross profit percentage for the second quarter of 2013 was 10.6%, which was 1.8% lower compared to the second quarter of fiscal 2012. The adjusted gross profit percentage decreased 4.0% due to unfavorable absorption and reduced efficiencies associated with a 49% decrease in production. The McDonough, Georgia manufacturing facility was temporarily idled for four weeks in the second quarter of fiscal 2013 to reduce inventory levels in response to a decline in market demand for snow and lawn and garden products and to re-tool the plant for new products to be launched for the upcoming spring season. This decrease was partially offset by a benefit of 2.2% due to cost savings of $4.4 million as a result of restructuring actions. The benefit of implementing price increases on domestic lawn and garden equipment sales was offset by an unfavorable mix of products sold that reflected fewer sales of higher margin service parts as well as lower sales of lawn and garden products in Australia.

The Products Segment fiscal 2013 second quarter engineering, selling, general and administrative expenses were $25.4 million, a decrease of $0.9 million from the second quarter of fiscal 2012. The decrease was attributable to lower compensation costs of $0.7 million as a result of the previously announced global salaried employee reduction and reduced selling costs in response to the softness in the global markets.

Products Segment net sales for the first six months of fiscal 2013 were $370.8 million, a decrease of $79.9 million or 17.7% from the same period a year ago. The decrease in net sales was primarily due to lower sales volumes of snow equipment due to a lack of meaningful snowfall in the U.S and reduced sales of lawn and garden equipment resulting from prolonged drought conditions in North America and as a result of our decision to exit the sale of lawn and garden equipment through national mass retailers. This decrease was partially offset by improved pricing.

The Products Segment adjusted gross profit percentage for the first six months of 2013 was 11.8%, which was 0.3% lower compared to the first six months of fiscal 2012. The adjusted gross profit percentage benefited from cost savings of $8.4 million as a result of restructuring actions initiated in fiscal 2012 as well as increased pricing. Offsetting this was the unfavorable impact of reduced absorption and inefficiencies associated with a 43% decrease in production throughput. As previously indicated, we reduced production volumes in the first six months of fiscal 2013 in order to manage inventory levels in response to a decline in near-term market demand.

The Products Segment engineering, selling, general and administrative expenses were $48.8 million in the first six months of fiscal 2013, a decrease of $2.7 million from the first six months of fiscal 2012. The decrease was attributable to lower compensation costs of $1.4 million as a result of the previously announced global salaried employee reduction and reduced selling expenses in response to the softness in the global markets.

Corporate Items:

Interest expense was lower compared to the prior year periods by $0.2 million and $0.1 million for the second quarter and first six months of fiscal 2013, respectively.

The effective tax rate for the second quarter and first six months of fiscal 2013 was 156.2% and 27.8%, respectively, compared to 195.6% and 63.9% in the same respective periods last year. The second quarter and first six months of fiscal 2013 include a tax expense of $1.0 million primarily driven by non-deductible acquisition costs and un-benefitted losses for certain foreign subsidiaries. The second quarter of fiscal 2012 reflected a tax benefit of $5.5 million in spite of a loss before taxes of $2.8 million due to the settlement of U.S. audits and the expiration of a non-U.S. statute of limitation period in the second quarter of fiscal 2012.

Financial Position:

Net debt at December 30, 2012 was $228.7 million (total debt of $246.9 million less $18.2 million of cash), slightly lower from the $229.1 million (total debt of $243.0 million less $13.9 million of cash) at January 1, 2012. Cash flows used in operating activities for the first six months of fiscal 2013 were $75.4 million compared to $165.0 million in the first six months of fiscal 2012. The improvement in operating cash flows was primarily related to lower working capital needs in the most recent period associated with decreased receivables, lower production levels and planned inventory reductions, partially offset by contributions to the pension plan of $16.2 million in fiscal 2013.

Restructuring:

The Company's execution of its previously announced restructuring actions remains largely on schedule. In the second quarter of fiscal 2013, the Company announced changes to its defined benefit pension plan that included freezing accruals for all non-bargaining employees effective January 1, 2014. This plan change resulted in the Company recognizing a pre-tax curtailment charge of $1.9 million in the second quarter of fiscal 2013. In addition to the benefit plan changes, the Company has made progress towards finalizing its exit from the Newbern, Tennessee and Ostrava, Czech Republic manufacturing facilities and the consolidation of its Auburn, Alabama plant. Given the incremental demand for engines and portable generators resulting from storms that occurred in the first six months of fiscal 2013, the Auburn plant consolidation will extend into fiscal 2014. As noted previously, pre-tax restructuring costs for the second quarter and first six months of fiscal 2013 were $6.6 million and $11.7 million, respectively. The total estimated pre-tax expense related to restructuring actions in fiscal 2013 is expected to be $12 million to $22 million. In addition, the Company continues to anticipate pre-tax savings associated with restructuring actions of $30 million to $35 million in fiscal 2013 and $40 million to $45 million in fiscal 2014.

Share Repurchase Program:

On August 10, 2011, the Board of Directors of the Company authorized up to $50 million in funds for use in a common share repurchase program with an expiration of June 30, 2013. On August 8, 2012 the Board of Directors of the Company authorized up to an additional $50 million in funds associated with the common share repurchase program and an extension of the expiration date to June 30, 2014. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first six months of fiscal 2013, the Company repurchased 1,053,125 shares on the open market at an average price of $18.26 per share.

Outlook:

For fiscal 2013, the Company continues to project net income to be in a range of $60 million to $75 million or $1.25 to $1.55 per diluted share prior to the impact of any additional share repurchases and costs related to our announced restructuring programs. The Company previously indicated that it would exit sales of lawn and garden products to national mass retailers. The estimated impact of exiting this business in fiscal 2013 is approximately $100 million of reduced sales. Although sales in the first six months of fiscal 2013 were favorably impacted by sales of generators in response to power outages during Hurricanes Isaac and Sandy, drought conditions and a lack of meaningful snowfall in a significant portion of the U.S. and a reduction in sales demand from many of our international markets have continued to negatively impact shipment volumes, offsetting the storm benefit. Our fiscal 2013 consolidated net sales are projected to be in a range of $1.95 billion to $2.15 billion. Operating income margins are expected to improve over fiscal 2012 and be in a range of 5.1% to 5.6% and reflect the positive impacts of the restructuring programs announced during fiscal 2012. Interest expense and other income are estimated to be approximately $18 million and $7 million, respectively. The effective tax rate is projected to be in a range of 31% to 34%, and capital expenditures are projected to be approximately $50 million to $60 million.

Branco Acquisition:

The Company also announced on December 7, 2012, that it had completed the acquisition Branco for approximately $57 million in cash, adjusted for certain liabilities. Branco is a leading brand in the Brazilian light power equipment market with a broad range of outdoor power equipment used primarily in light commercial applications in Brazil. Todd Teske commented on the acquisition stating, “The acquisition of Branco is another step forward in executing our strategic initiatives to grow in higher margin products in emerging regions of the world. The Branco brand is the most recognized brand in light power equipment in Brazil. We welcome all of Branco's valued employees and dealers to Briggs & Stratton.” Due to the timing of completing the acquisition, the sales and profitability were not significant to the Company's fiscal second quarter results.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1596428.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America's number one manufacturer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2012	2011	2012	2011
NET SALES	$439,066	$447,947	$748,086	$845,244
COST OF GOODS SOLD	358,953	374,067	618,978	705,310
RESTRUCTURING CHARGES	3,200	—	8,325	—
Gross Profit	76,913	73,880	120,783	139,934

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	69,200	73,292	134,888	140,969
RESTRUCTURING CHARGES	3,435	—	3,435	—
Income (Loss) from Operations	4,278	588	(17,540)	(1,035)

INTEREST EXPENSE	(4,599)	(4,796)	(9,085)	(9,134)
OTHER INCOME	1,450	1,388	2,854	3,183
Income (Loss) before Income Taxes	1,129	(2,820)	(23,771)	(6,986)

PROVISION (CREDIT) FOR INCOME TAXES	1,764	(5,517)	(6,609)	(4,463)
Net Income (Loss)	$(635)	$2,697	$(17,162)	$(2,523)

Weighted Average Shares Outstanding	46,909	49,818	47,021	49,746
BASIC EARNINGS (LOSS) PER SHARE	$(0.02)	$0.05	$(0.37)	$(0.05)

Diluted Average Shares Outstanding	46,909	50,326	47,021	49,746
DILUTED EARNINGS (LOSS) PER SHARE	$(0.02)	$0.05	$(0.37)	$(0.05)

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2012	2011	2012	2011
NET SALES:
Engines	$274,195	$286,099	$438,710	$489,477
Products	197,494	215,416	370,791	450,698
Inter-Segment Eliminations	(32,623)	(53,568)	(61,415)	(94,931)
Total *	$439,066	$447,947	$748,086	$845,244

* International sales based on product shipment destination included in net sales	$160,116	$178,630	$286,613	$326,433

GROSS PROFIT:
Engines	$56,287	$49,352	$80,999	$86,235
Products	18,536	26,819	37,252	54,429
Inter-Segment Eliminations	2,090	(2,291)	2,532	(730)
Total	$76,913	$73,880	$120,783	$139,934

INCOME (LOSS) FROM OPERATIONS:
Engines	$9,020	$2,302	$(8,484)	$(3,175)
Products	(6,832)	577	(11,588)	2,870
Inter-Segment Eliminations	2,090	(2,291)	2,532	(730)
Total	$4,278	$588	$(17,540)	$(1,035)

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the change in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Income (Loss) & Diluted Earnings (Loss) Per Share for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2012	2011	2012	2011
Net Income (Loss)	$(635)	$2,697	$(17,162)	$(2,523)
Tax effected charges to reported net income (loss):
Restructuring Charges[1]	4,313	—	7,644	—
Adjusted Net Income (Loss)	$3,678	$2,697	$(9,518)	$(2,523)

Diluted Earnings (Loss) Per Share	$(0.02)	$0.05	$(0.37)	$(0.05)
Tax effected charges to reported diluted earnings (loss) per share:
Restructuring Charges[1]	0.09	—	0.16	—
Adjusted Diluted Earnings (Loss) Per Share	$0.07	$0.05	$(0.21)	$(0.05)

[1] For the second quarter of fiscal 2013, represents charges of $6,635 net of $2,322 of taxes. For the first six months of fiscal 2013, represents charges of $11,760 net of $4,116 of taxes.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended December
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2012	2011	2012	2011
GROSS PROFIT:
Engines
Gross Profit	$56,287	$49,352	$80,999	$86,235
Restructuring Charges	847	—	1,938	—
Adjusted Engines Gross Profit	$57,134	$49,352	$82,937	$86,235

Products
Gross Profit	18,536	26,819	37,252	54,429
Restructuring Charges	2,353	—	6,388	—
Adjusted Products Gross Profit	$20,889	$26,819	$43,640	$54,429

Inter-Segment Eliminations	2,090	(2,291)	2,532	(730)
Adjusted Gross Profit	$80,113	$73,880	$129,109	$139,934

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Income (Loss) from Operations for the Fiscal Periods Ended December
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2012	2011	2012	2011
INCOME (LOSS) FROM OPERATIONS:
Engines
Income (Loss) from Operations	$9,020	$2,302	$(8,484)	$(3,175)
Restructuring Charges	4,281	—	5,372	—
Adjusted Engines Income (Loss) from Operations	$13,301	$2,302	$(3,112)	$(3,175)

Products
Income (Loss) from Operations	(6,832)	577	(11,588)	2,870
Restructuring Charges	2,353	—	6,388	—
Adjusted Products Income (Loss) from Operations	$(4,479)	$577	$(5,200)	$2,870

Inter-Segment Eliminations	2,090	(2,291)	2,532	(730)
Adjusted Income (Loss) from Operations	$10,912	$588	$(5,780)	$(1,035)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal December
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2012	2011
Cash and Cash Equivalents	$18,242	$13,932
Accounts Receivable, Net	258,559	291,587
Inventories	536,690	567,552
Deferred Income Tax Asset	44,813	43,110
Assets Held For Sale	5,539	5,423
Prepaid Expenses and Other Current Assets	38,986	38,324
Total Current Assets	902,829	959,928

OTHER ASSETS:
Goodwill	218,635	205,037
Investments	20,303	20,494
Debt Issuance Costs	5,208	6,236
Other Intangible Assets, Net	110,297	88,068
Deferred Income Tax Asset	57,863	21,548
Other Long-Term Assets, Net	8,973	9,282
Total Other Assets	421,279	350,665

PLANT AND EQUIPMENT:
At Cost	1,013,603	1,030,378
Less - Accumulated Depreciation	726,263	703,880
Plant and Equipment, Net	287,340	326,498
	$1,611,448	$1,637,091

CURRENT LIABILITIES:
Accounts Payable	$183,278	$185,555
Short-Term Debt	3,000	3,000
Accrued Liabilities	151,403	149,333
Total Current Liabilities	337,681	337,888

OTHER LIABILITIES:
Accrued Pension Cost	250,523	181,588
Accrued Employee Benefits	23,607	24,252
Accrued Postretirement Health Care Obligation	87,478	110,577
Other Long-Term Liabilities	35,920	30,553
Long-Term Debt	243,900	240,000
Total Other Liabilities	641,428	586,970

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	78,635	80,083
Retained Earnings	1,071,142	1,079,252
Accumulated Other Comprehensive Loss	(289,681)	(247,729)
Treasury Stock, at Cost	(228,336)	(199,952)
Total Shareholders' Investment	632,339	712,233
	$1,611,448	$1,637,091

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended Fiscal December
CASH FLOWS FROM OPERATING ACTIVITIES:	2012	2011
Net Loss	$(17,162)	$(2,523)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	27,866	31,577
Stock Compensation Expense	3,879	3,555
Loss on Disposition of Plant and Equipment	220	16
Provision (Credit) for Deferred Income Taxes	(7,982)	5,287
Earnings of Unconsolidated Affiliates	(1,782)	(2,337)
Dividends Received from Unconsolidated Affiliates	4,636	4,029
Cash Contributions to Pension Plan	(16,229)	(5,466)
Non-Cash Restructuring Charges	6,746	—
Change in Operating Assets and Liabilities:
Increase in Accounts Receivable	(22,713)	(43,411)
Increase in Inventories	(92,615)	(140,214)
(Increase) Decrease in Other Current Assets	3,247	(841)
Increase (Decrease) in Accounts Payable and Accrued Liabilities	40,591	(8,020)
Other, Net	(4,114)	(6,652)
Net Cash Used in Operating Activities	(75,412)	(165,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(16,744)	(19,704)
Proceeds Received on Disposition of Plant and Equipment	6,267	95
Payments Made for Acquisitions, Net of Cash Acquired	(57,807)	(2,673)
Net Cash Used in Investing Activities	(68,284)	(22,282)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	18,900	15,000
Debt Issuance Costs	—	(2,007)
Stock Option Exercise Proceeds and Tax Benefits	11,336	—
Dividends Paid	(5,807)	(5,565)
Treasury Stock Purchases	(19,235)	(11,384)
Net Cash Provided by (Used in) Financing Activities	5,194	(3,956)

EFFECT OF EXCHANGE RATE CHANGES	669	(4,469)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(137,833)	(195,707)
CASH AND CASH EQUIVALENTS, Beginning	156,075	209,639
CASH AND CASH EQUIVALENTS, Ending	$18,242	$13,932